UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 22, 2010

CASCADE MICROTECH, INC.

(Exact name of registrant as specified in its charter)

OREGON	000-51072	93-0856709
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2430 N.W. 206th Avenue

Beaverton, Oregon 97006

(503) 601-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

On November 2, 2010, Cascade Microtech, Inc. (the “Company”) issued a press release announcing its financial results for the quarter ended September 30, 2010, and its expectations as to the Company’s financial results for the quarter ending December 31, 2010. The press release contains forward-looking statements regarding the Company, and includes cautionary statements identifying important factors that could cause actual results to differ materially from those anticipated.

The press release issued November 2, 2010 is furnished herewith as Exhibit No. 99.1 to this Report, and shall not be deemed filed for purposes of Section 18 of the Exchange Act.

Item 2.05.	COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

On October 22, 2010, in connection with the Company’s ongoing integration of the operations of the SUSS Microtech Test Division, the Company announced plans to restructure and consolidate its sales organization and manufacturing operations. Manufacturing operations for the Company’s Systems business will be consolidated at the Company’s Dresden, Germany facility over the next 12 months, and manufacturing operations for the Company’s Probes business will be consolidated at the Company’s Gemini manufacturing facility in Beaverton, Oregon over the next 6 months. The Company’s sales offices in Vermont and Arizona will be closed in the fourth quarter of 2010. These plans will result in the termination of approximately 21 employees and severance charges of approximately $0.6 million to $0.8 million to be paid over the next 12 months. Severance charges of approximately $0.4 million will be recorded as a component of cost of sales or selling, general and administrative expense in the fourth quarter of 2010. These plans could also result in charges related to lease abandonment, write-offs of inventory, and decreased useful lives of fixed assets. The amounts of any such charges, however, are not currently estimable.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

99.1	Press Release issued by Cascade Microtech, Inc. dated November 2, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized on November 2, 2010.

CASCADE MICROTECH, INC.
(Registrant)

By	/s/ Jeff A. Killian
Jeff A. Killian
Vice President and Chief Financial Officer